UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):         June 22, 2005

SUN HEALTHCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-49663	85-0410612
(State of Incorporation)	(Commission File Number) 18831 Von Karman, Suite 400 Irvine, CA (Address of principal executive offices)	(I.R.S. Employer Identification No.) 92612 (Zip Code)

No Change

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Effective as of August 1, 2005, Barbara B. Kennelly will join the Board of Directors of Sun Healthcare Group, Inc. ("Sun").  On June 22, 2005, Mrs. Kennelly accepted Sun's invitation to join the Board.  Mrs. Kennelly is expected to be appointed to the Compliance Committee of Sun's Board of Directors.

     Mrs. Kennelly, age 68, has served as President and Chief Executive Officer of the National Committee to Preserve Social Security and Medicare since 2002.  Mrs. Kennelly served as a lobbyist within the federal policy practice group of the law firm of Baker & Hostetler LLP from 2000 to 2001, and served as Counselor to the Commissioner at the Social Security Administration from 1999 to 2000. Mrs. Kennelly served as a Representative from the State of Connecticut in the United States Congress from 1982 to 1999, during which time she was (i) the first woman elected to serve as the Vice Chair of the House Democratic Caucus, (ii) the first woman to serve on the House Committee on Intelligence and to chair one of its subcommittees, (iii) the first woman to serve as Chief Majority Whip, (iv) the third woman in history to serve on the Ways and Means Committee, and (v) the ranking member of the Subcommittee on Social Security during the 105th Congress.  Prior to her election to Congress, Mrs. Kennelly was Secretary of the State of Connecticut and a member of the Hartford Court of Common Council.  She serves on numerous Boards and Commissions and was appointed by the House Minority Leader to the Policy Committee for the 2005 White House Conference on Aging.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

/s/ Jennifer L. Botter
Name: Jennifer L. Botter
Title: Sr. Vice President and Corporate Controller

Dated:  June 28, 2005